Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Kite Realty Group Trust of our report dated February 17, 2021, relating to the financial statements of Retail Properties of America, Inc. and subsidiaries (the “Company”) for the year ended December 31, 2020, appearing in the Current Report on Form 8-K of Kite Realty Group Trust and Kite Realty Group, L.P. filed on November 12, 2021.

/s/ Deloitte & Touche LLP

Chicago, Illinois

May 18, 2022